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                                                            Exhibit 99.d(ii)(II)


                                  AMENDMENT TO
                            AMERICAN AADVANTAGE FUNDS
                          INVESTMENT ADVISORY AGREEMENT


         This Amendment to the Investment Advisory Agreement ("Amendment") is effective as of July 30, 2004 by and between AMR Investment Services, Inc., a Delaware corporation ("AMRIS"), and J.P. Morgan Investment Management Inc. (the "Investment Manager"), a registered investment adviser under the Investment Advisers Act of 1940, as amended.

         Whereas, AMRIS and the Investment Manager entered into an Investment Advisory Agreement dated July 31, 2000, as subsequently amended on January 1, 2003 (the "Agreement"), and they desire to further amend this Agreement as provided herein;

         Now therefore, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Amendment. Section 3 of the Agreement is hereby deleted and replaced with the following:

                  "3. COMPENSATION OF THE ADVISER. For the services to be rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Manager shall pay to the Adviser compensation at the rate specified in Schedule A attached hereto and made a part of this Agreement. Such compensation shall be paid to the Adviser quarterly in arrears, and shall be calculated by applying the annual percentage rate(s) as specified in the attached Schedule A to the average daily assets of the specified portfolios during the relevant quarter. Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule(s), there shall be included such other assets as are specified in said Schedule(s).

                  The Advisor agrees: (a) that the blended fee in basis points charged to the Portfolio(s) will not exceed the blended fee in basis points charged to a Research Optimized Equity Large Cap account of the same or smaller size; and (b) that the actual annual dollar fee paid by any other client for whom the Adviser manages a Large Cap Growth account of the same or larger size will not be less than the actual annual dollar fee paid by the Portfolio(s). In the event that the fee charged to the Portfolio(s) exceeds the fee charged to an account described in (a) or (b) above, the fee charged to the Portfolio(s) shall automatically be reduced to match the fee charged to such other account from the time such fee is charged to such other account."

         2. Ratification and Confirmation of Agreement. Except as specifically set forth herein, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

         3. Counterparts. This amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Amendment to be effective as of the 30th day of July, 2004.

J.P. MORGAN INVESTMENT                         AMR INVESTMENT SERVICES, INC.
MANAGEMENT INC.

By:                                            By:
     -----------------------------                  ----------------------------
         Name:                                              William F. Quinn
         Title:                                             President

Address:                                       Address:
522 Fifth Avenue                               4151 Amon Carter Blvd., MD 2450
New York, NY  10036                            Ft. Worth, TX  76155
Attn: Jacinta McPhoy                           Attn: William F. Quinn
Fax:  (212) 837-5153                           Fax:  (817) 963-3902


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